Exhibit 10.9
XPO, INC.
PROFIT-SHARING CASH INCENTIVE PLAN
1.Background and Purpose.
1.1Purpose. The purpose of the XPO, Inc. Profit-Sharing Cash Incentive Plan, as it may be amended and/or restated from time to time (the “Plan”), is to motivate and reward Participants by allowing them to share in the achievements of the Company, or any successor thereto, and the Participating Affiliates. The Plan should align Participants’ interests with the objectives of the Company and the Participating Affiliates by providing each Participant with the opportunity to earn Awards in the form of cash-based incentive payments based upon the attainment of pre-established, objective goals relating to the performance of the Company and/or Participating Affiliate. Participation in the Plan and the payment of any amounts hereunder shall be in the sole and absolute discretion of the Committee.
1.2Effective Date. The Plan is effective beginning October 26, 2023, and shall continue until it is amended, modified, suspended, or terminated in accordance with the terms outlined herein.
2.Definitions. The following terms shall have the following meanings:
2.1“Award” means a cash-based incentive award granted pursuant to the Plan, the payment of which shall be contingent on the attainment of Performance Goals with respect to a Performance Period, as determined by the Committee pursuant to Section 6.1.
2.2“Award Agreement” means the written or electronic agreement evidencing an Award granted pursuant to the Plan, which may (but need not) require execution or acknowledgment by a Participant.
2.3“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.
2.4“Committee” means the Compensation and Human Capital Committee of the board of directors of the Company, or such other committee or subcommittee as may be designated by the board of directors of the Company to administer the Plan.
2.5“Company” means either XPO, Inc. or a Participating Affiliate, as applicable, in respect of its Eligible Employees, or any successor entity thereto.
2.6“Eligible Employee” means an employee of the Company or a Participating Affiliate who has satisfied the eligibility requirements set forth in Section 4.1.
2.7“Participant” means as to any Performance Period, an Eligible Employee who has been selected by the Committee for participation in the Plan for that Performance Period.
2.8“Participating Affiliate” means any affiliate of the Company that has opted to pay cash bonuses to its Eligible Employees pursuant to the Plan and has notified the Committee thereof.
2.9“Performance Goals” means the objective performance criteria selected by the Committee, in its sole discretion, and set forth in the applicable Award Agreement, to apply to a Participant for any Performance Period. Performance Goals may include a threshold level of performance below which no Award will be paid, levels of performance at which specified percentages of the Award will be paid, and may also include a maximum level of performance above which no additional Award amount will be paid.
2.10“Performance Period” means the period of time set forth in the applicable Award Agreement for which an Award or portion thereof is calculated, as determined by the Committee in its sole discretion. A Performance Period may be coincident with one or more quarters of a fiscal year of the Company, as determined by the Committee in its sole discretion.
3.Administration.
3.1Administration by the Committee. The Plan shall be administered by the Committee or its duly authorized delegate.
3.2Authority of the Committee. Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Eligible Employees and Participants; (ii) determine the terms, conditions, restrictions, and limitations of any Award; (iii) determine whether, to what extent, and under what circumstances Awards may be forfeited or suspended; (iv) construe, interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Award granted under, the Plan; (v) establish, amend, suspend, or waive any rules for the administration, interpretation, and application of the Plan; and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
3.3Decisions Binding. All determinations and decisions made, and actions taken, by the Committee, or any duly authorized delegate of the Committee pursuant to the provisions of the Plan, shall be final, binding, and conclusive on all persons, and shall be given the maximum deference permitted by law.
3.4Delegation by the Committee. The Committee, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company or any Participating Affiliate.
3.5Agents; Limitation of Liability. The Committee may appoint agents to assist in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him or her by any officer or employee of the Company or a Participating Affiliate, their certified public accountants, consultants, or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or a Participating Affiliate acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan or any Award thereunder, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.
4.Eligibility and Participation.
4.1Eligibility. Eligible Employees are those employees of the Company or a Participating Affiliate who the Committee designates from time to time as eligible to receive Awards under the Plan. Any determination of the Committee regarding whether an employee is an Eligible Employee shall be final and binding for all Plan purposes. To earn or receive an Award, employees must be actively employed by the Company or a Participating Affiliate, both on the last day of the Performance Period and on the date that the Award is scheduled to be paid, subject to applicable law.
4.2Participation. The Committee, in its sole discretion, shall select the Eligible Employees who shall be Participants for each Performance Period. Only Eligible Employees who are designated by the Committee to participate in the Plan with respect to a particular Performance Period may participate in the Plan for that Performance Period. An Eligible Employee who is designated as a Participant for a given Performance Period is not guaranteed or assured of being selected for participation in any subsequent Performance Period.
5.Terms of Awards.
5.1Grant of Awards and Determination of Participation Factor. Prior to, or reasonably promptly following the commencement of each Performance Period, the Committee, in its sole discretion, shall establish in writing for each Participant a “Participation Factor” applicable for the particular Performance Period, that shall be set forth in an Award Agreement granted to each Participant pursuant to the Plan. The payment of a Participant’s Award, if any, shall be conditioned on the achievement of the Performance Goals approved by the Committee for the specified Performance Period, and the minimum profitability threshold, each as provided in Section 5.2 herein. Unless approved by the Committee, during any Performance Period, no Participant may have a maximum Participation Factor or other Award amount in excess of the limitations provided under Section 6.2 herein, nor shall the total Award amount payable to all Participants exceed the maximum amount payable as stated in Section 6.2 herein.
5.2Determination of Performance Goals. Prior to, or reasonably promptly following the commencement of, each Performance Period, the Committee, in its sole discretion, shall establish in writing one or more Performance Goals for the Performance Period, each of which shall be set forth in an Award Agreement granted to each Participant pursuant to the Plan, each of which may carry a different weight, and which may differ from Participant to Participant. The Performance Goals will be established for each Participant and/or for each group of Participants, and such goals shall be based on objective measures of Company performance. Unless otherwise set forth in an Award Agreement, the Performance Goals for each Award will be based upon the Company’s North American Less-Than-Truckload adjusted operating income (“LTL”) (as set forth in the Company’s applicable periodic public filings or earnings releases filed with the U.S. Securities and Exchange Commission (“SEC”)) provided that, unless otherwise set forth in an Award Agreement, no Award will pay out for a given Performance Period unless the Company’s LTL exceeds 2% of the Company’s revenue in such period, or such other amount as the Committee or its designee shall approve. Furthermore, if the Company ceases to report the LTL metric in its periodic public filings with the SEC, the Committee may choose a new default Performance Goal metric in its sole discretion.
6.Payment of Awards.
6.1Determination of Award Amounts Payable. As soon as practicable following the completion of each Performance Period, the Committee, in its sole discretion, shall determine the extent to which the Performance Goals have been achieved, if at all, the Committee shall determine the amount, if any, of the Award earned by each Participant, and such Award shall be paid in accordance with Section 6.3 herein (subject to the limitations on Awards stated in Sections 5.2 and 6.2 herein). In determining the amount of each Award, the Committee may unilaterally modify, increase (subject to the limitations on Awards stated in Sections 5.2 and 6.2 herein), reduce, or eliminate the amount payable under an Award regardless of performance if, in its sole discretion, the Committee deems that such reduction or elimination is appropriate.
6.2Maximum Award Amount Payable to Participants. Notwithstanding any other Plan provisions to the contrary, and except as otherwise set forth in the applicable Award Agreement, (i) the maximum amount of the Participation Factor used to determine Awards that may be granted under the Plan to any one Participant in any one Performance Period shall not exceed 1.5% of LTL for such period, (ii) the maximum amount payable under the Plan to any one Participant in any one Performance Period shall not exceed 1,000% of the portion of the Participant’s base salary, or such other amount as the Committee or its designee shall approve, in each case payable to the Participant during such period, and (iii) the maximum amount of Awards that may be granted under the Plan to all Participants in the aggregate for any individual Performance Period shall not exceed 10% of LTL for such period; provided that the Committee may, in its discretion from time to time, establish additional Participant Award limitation(s) based on other factor(s) with respect to all or certain group(s) of Participants, which, if applicable, shall be set forth in the relevant Award Agreement.
6.3Form and Timing of Payment. Except as otherwise provided herein, as soon as practicable following the Committee’s determination pursuant to Section 6.1 for the applicable Performance Period, each Participant shall receive a cash lump sum payment of his or her Award, less required withholding; provided that in no event shall such payment be made later than March 15th of the calendar year following the calendar year containing the last day of the applicable Performance Period. The Committee shall also have the authority to make adjustments to Awards and Performance Goals upon the occurrence of certain unusual or nonrecurring events, or other similar circumstances.
6.4Employment and Other Payment Requirements. Except as otherwise determined by the Committee and set forth in the applicable Award Agreement, if a Participant dies, retires, is assigned to a different position, is granted a leave of absence, or if the Participant’s active employment with the Company or a Participating Affiliate is otherwise terminated prior to the date on which the Company publicly announces the applicable financial metric used in the Award for a given Performance Period, the Participant will forfeit such Award; provided that the Committee shall have the discretion to determine whether an Award will be paid or forfeited by the Participant for a completed Performance Period, or paid in a pro rata share of the Award based on the Participant’s actual period of service, if the Award would have become earned and payable had the Participant’s employment status not changed. Furthermore, the Committee may set forth in an Award Agreement certain requirements providing that a Participant, as a condition to the grant or payment of an Award, must have entered into agreements or covenants with the Company and/or the applicable Participating Affiliate obligating the Participant to not compete, to not interfere with the relationships of the Company with its customers, suppliers or employees in any way, to refrain from disclosing or misusing confidential or proprietary information of the Company, and to take or refrain from taking such other actions adverse to the Company as the Committee may specify. The form of such agreements or covenants shall be specified by the Committee, which may vary from time to time and may require renewal of the agreements or covenants, as then specified by the Committee, in connection with the allocation or payout of any Award.
7.General Provisions.
7.1Offset and Recoupment. The Committee shall have authority (subject to, and in accordance with, Section 409A of the Code) to reduce the amount of any payment otherwise payable to a Participant under the Plan by the amount of any obligation of the Participant to the Company that is or becomes due and payable, and any compensation payable to a Participant under the Plan will be subject to any recoupment, “clawback” or similar Company policy or arrangement, and by becoming a Participant under the Plan, each Participant will be deemed to have consented to such offset and recoupment restrictions.
7.2Withholding. The Company shall withhold all applicable taxes from any Award made under the Plan, including any federal, state or local income and/or payroll taxes required by law to be withheld, and to take such other action as the Committee may deem advisable to enable the Company and/or any Participant to satisfy any applicable obligations for the payment of withholding and other tax obligations relating to an Award.
7.3Non-transferability. Unless the Committee determines otherwise, a person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except in the event of the Participant’s death to a designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution. Any attempt to effect such a prohibited transfer shall be void.
7.4Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company or a Participating Affiliate, and any Participant, beneficiary, legal representative, or any other person, or constitute a guarantee that the assets of the Company or Participating Affiliate shall be sufficient to pay any benefits to any person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or applicable Participating Affiliate. Any such payments shall be made from the general funds of the Company or applicable Participating Affiliate, no special or separate fund shall be established, no segregation of assets shall be made to assure payment of amounts payable hereunder, and neither the Participants nor their beneficiaries hereunder shall have any interest in any particular assets of the Company or any Participating Affiliate by reason of their obligations hereunder. The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).
7.5Non-exclusivity. The adoption of the Plan shall not affect any other incentive or other compensation plans or programs in effect for the Company or a Participating Affiliate, nor shall anything in the Plan limit the authority of the Company, a Participating Affiliate, or the Committee to adopt such other incentive or compensation arrangements as they may deem desirable for any of their employees. Additionally, in the event that a Participant has entered into an effective employment agreement or other employment-related contract with the Company or a Participating Affiliate, the provisions of the Plan shall not be construed to reduce in any way the benefits otherwise payable under such separate agreement or contract.
7.6Incapacity. If a Participant or any other person entitled to receive an Award under the Plan shall, at the time payment of any such amount is due, be incapacitated so that such recipient cannot legally receive or acknowledge receipt of the payment, then the Committee, in its sole and absolute discretion, may direct that the payment be made to the legal guardian, attorney-in-fact, or person with whom such recipient is residing, and such payment shall be in full satisfaction of the Company’s and/or Participating Affiliate’s obligations under the Plan with respect to such amount.

7.7Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of the state of Delaware, without giving effect to the conflicts of laws provisions thereof.
7.8Adjustments. The Committee is authorized to adjust or modify the terms of any Award, including but not limited to the calculation of a Performance Goal for a Performance Period, at any time and for any reason, in its sole and absolute discretion.
7.9No Right to Employment. Nothing contained in the Plan, in any Award Agreement, nor any action taken pursuant to the Plan shall confer upon any person the right to continue in the employment or service of the Company or a Participating Affiliate, nor affect the right of the Company or a Participating Affiliate to terminate the employment or service of any Participant.
7.10No Right to Award. Unless otherwise expressly set forth in an Award Agreement, effective employment agreement, or other employment-related contract between the Company or a Participating Affiliate and a Participant, a Participant shall not have any right to any Award under the Plan until such Award has been paid to such Participant, and any rights of a Participant with respect to an Award, and distribution of any cash payment subject to an Award, shall terminate and be forfeited upon a Participant’s termination of employment or service with the Company or applicable Participating Affiliate.
7.11Amendment or Termination of the Plan. The board of directors of the Company or the Committee, or any duly authorized delegate thereof, each in its sole discretion with or without notice may, at any time and for any reason, including during any Performance Period, amend, modify, suspend, or terminate the Plan in whole or in part.
7.12Beneficiaries. To the extent the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made by will or the laws of descent or distribution.
7.13Expenses. All costs and expenses in connection with the administration of the Plan shall be paid by the Company.
7.14Section Headings. The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, shall control.
7.15Section 409A of the Code. It is intended that payments under the Plan be exempt from Section 409A of the Code under the “short-term deferral” exemption. In the event that any payment under the Plan is not exempt from Section 409A of the Code, it is intended that such payment will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan shall be interpreted, operated and administered in a manner consistent with these intentions, but in no event does the Company guarantee such compliance, and the Committee has no responsibility to take, or to refrain from taking, any actions in order to achieve a certain tax result for any Participant. Additionally, in the event that any payment under the Plan shall be deemed not to comply with (or be exempt from) Section 409A of the Code, then neither the Company, its board of directors, any Participating Affiliate, the Committee, nor any of their designees or agents shall be liable to any Participant or other persons for any actions, decisions, or determinations made in good faith. Further, in the event a Participant is a “specified employee” (as determined in accordance with Company procedures and the requirements of Section 409A of the Code), then, to the extent required under Section 409A of the Code, a distribution due to such Participant’s separation from service may not be made before the date that is six months after the Participant’s separation from service (or, if earlier, the date of the Participant’s death). In such event, the first six months of any such payments of deferred compensation that are required to be paid in installments shall be paid at the beginning of the seventh month following the Participant’s separation from service, and all remaining installment payments shall be made as would ordinarily have been made under the provisions of the Plan. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under the Plan shall be treated as a separate payment of compensation.
7.16Compliance with Legal Requirements. The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. Notwithstanding any other Plan provisions to the contrary, the Company shall not be obligated to make any payments under the Plan or take any other action, unless such distribution or action is in compliance with such applicable laws (including but not limited to applicable requirements of the Code).
7.17Gender and Number. Except where otherwise indicated by the context, wherever used, words in any gender shall include any other gender, words in the singular shall include the plural, and words in the plural shall include the singular.
7.18Severability. In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.
7.19Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.
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